July 1, 1996


U. S. Securities and Exchange
  Commission
450 5th Street, N.W.
Washington, D.C.  20549

     Re:  M.H. Meyerson & Co., Inc. Registration Statement

Dear Sir/Madam:

     We are corporate and securities counsel to M.H. Meyerson &
Co., Inc. (the "Company"), a New Jersey Corporation, in connection with the registration on Form S-3 of 2,300,000 Redeemable
Common Stock Purchase Warrants (the "Warrants") and the shares underlying the Warrants (the "Underlying Shares").

     We hereby advise you that, in our opinion, the Warrants and the Underlying Shares have been duly authorized by all necessary corporate acts of the Company, and when amended and paid for by the Warrant holders, will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of our firm's name under the heading
"Legal Matters" in the Registration Statement, and any amendments thereto, filed with the Securities and Exchange Commission in connection with the above referenced offering.

                                   Very truly yours,




                                   John S. Stoppelman